Exhibit 99.1

Strayer Education, Inc. Reports First Quarter Revenues and Earnings; and Spring Term 2015 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--May 6, 2015--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended March 31, 2015. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2015 decreased 4% to $111.9 million compared to $116.5 million for the same period in 2014, principally due to lower enrollment and lower revenue per student.
  Income from operations was $19.9 million for the three months ended March 31, 2015 compared to $25.9 million for the same period in 2014, a decrease of 23%. Income from operations in the first quarter of 2015 and 2014 includes non-cash adjustments to reduce the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $19.7 million and $25.0 million for the three months ended March 31, 2015 and 2014, respectively. Operating margin was 17.7% for the three months ended March 31, 2015 compared to 22.2% as reported for the same period in 2014, or 17.6% for the three months ended March 31, 2015 compared to 21.4% for the three months ended March 31, 2014, when excluding the non-cash adjustments.
  Net income was $11.4 million for the three months ended March 31, 2015 compared to $14.8 million for the same period in 2014. Excluding non-cash adjustments to reduce the Company’s liability for losses on facilities no longer in use, net income was $11.3 million for the three months ended March 31, 2015, compared to $14.2 million for the three months ended March 31, 2014.
  Diluted earnings per share was $1.06 for the three months ended March 31, 2015 compared to diluted earnings per share of $1.40 for the same period in 2014. Excluding non-cash adjustments to reduce the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $1.05 for the three months ended March 31, 2015 compared to $1.34 for the three months ended March 31, 2014. Diluted weighted average shares outstanding increased 1% to 10,738,000 from 10,581,000 for the same period in 2014.

Balance Sheet and Cash Flow

At March 31, 2015, the Company had cash and cash equivalents of $188.3 million. The Company generated $30.4 million in cash from operating activities in the first quarter of 2015 compared to $33.2 million during the same period in 2014. Capital expenditures in the first quarter of 2015 were $2.8 million compared to $1.0 million for the same period in 2014.

The Company has a revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At March 31, 2015, the Company had $117.2 million outstanding under the term loan and no outstanding balance under the revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at March 31, 2015. No shares were repurchased in the three months ended March 31, 2015.

For the three months ended March 31, 2015, bad debt expense as a percentage of revenues was 3.1% compared to 4.3% for the same period in 2014. Days sales outstanding was 13 days at the end of the first quarter of 2015, compared to 14 days at the end of the first quarter of 2014.

Student Enrollment

Total enrollments at Strayer University for the 2015 spring term decreased 1% to 40,875 students compared to 41,327 students for the spring term in 2014. Across the Strayer University campus and online system, new and continuing student enrollments decreased by 1%.

New Corporate Partnership

Strayer Education also recently announced the launch of Strayer@Work, a new division that partners with corporate clients to identify the skills gaps in their organizations and deliver targeted training programs and customized college degrees to boost employee performance and reduce turnover. Strayer@Work is partnering with Fortune 1000 companies across a variety of industries to deliver Skills@Work, an ROI-focused workforce development line of service, and Degrees@Work, which offers a company’s workforce the opportunity to earn an undergraduate or graduate degree from Strayer University at no cost and with no debt to the employee. FCA US, which is comprised of the Chrysler, Jeep, Dodge, Ram and FIAT brands, is the first company to provide Degrees@Work to its workforce. All employees of participating dealerships in the Southeast region are now eligible for the program, which will roll out nationally to dealership employees by the end of the year.

Stock-based Compensation Activity

In February 2015, the Company’s Board of Directors approved grants of restricted stock to certain individuals under the Company’s 2011 Equity Compensation Plan. The Company granted approximately 72,000 shares of restricted stock, which vest 100% in February 2019. The Company’s stock price closed at $70.15 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At March 31, 2015, the Company had 10,974,034 common shares issued and outstanding, including 394,909 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2015 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. The University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2014	2015

Revenues	$116,468	$111,885
Costs and expenses:
Instruction and educational support	59,113	59,697
Marketing	16,314	16,681
Admissions advisory	4,119	3,993
General and administration	11,013	11,655
Total costs and expenses	90,559	92,026
Income from operations	25,909	19,859
Investment income	1	78
Interest expense	1,353	1,273
Income before income taxes	24,557	18,664
Provision for income taxes	9,774	7,279
Net income	$14,783	$11,385

Earnings per share:
Basic	$1.40	$1.08
Diluted	$1.40	$1.06

Weighted average shares outstanding:
Basic	10,529	10,579
Diluted	10,581	10,738

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	March 31,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$162,283	$188,279
Tuition receivable, net	16,942	14,962
Other current assets	17,426	14,342
Total current assets	196,651	217,583
Property and equipment, net	82,266	80,804
Deferred income taxes	16,241	17,013
Goodwill	6,800	6,800
Other assets	5,857	5,578
Total assets	$307,815	$327,778

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,836	$42,905
Income taxes payable	1,286	8,539
Deferred revenue	4,682	5,583
Other current liabilities	281	281
Current portion of term loan	6,250	6,250
Total current liabilities	56,335	63,558
Term loan, less current portion	112,500	110,938
Other long-term liabilities	46,248	46,919
Total liabilities	215,083	221,415
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized;
10,903,341 and 10,974,034 shares issued and outstanding at December 31, 2014 and March 31, 2015, respectively	109	110
Additional paid-in capital	14,550	17,000
Retained earnings	77,985	89,370
Accumulated other comprehensive income (loss)	88	(117)
Total stockholders' equity	92,732	106,363
Total liabilities and stockholders' equity	$307,815	$327,778

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended
	March 31,
	2014	2015
Cash flows from operating activities:
Net income	$14,783	$11,385
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(70)	(71)
Amortization of deferred rent	(199)	(279)
Amortization of deferred financing costs	195	195
Depreciation and amortization	5,803	4,713
Deferred income taxes	(602)	(426)
Stock-based compensation	1,961	2,451
Changes in assets and liabilities:
Tuition receivable, net	1,338	1,914
Other current assets	926	2,573
Accounts payable and accrued expenses	(336)	(983)
Income taxes payable and income taxes receivable	9,224	7,547
Deferred revenue	3,699	2,504
Other long-term liabilities	(3,505)	(1,131)
Net cash provided by operating activities	33,217	30,392

Cash flows from investing activities:
Purchases of property and equipment	(996)	(2,834)
Net cash used in investing activities	(996)	(2,834)

Cash flows from financing activities:
Payments on term loan	(781)	(1,562)
Net cash used in financing activities	(781)	(1,562)
Net increase in cash and cash equivalents	31,440	25,996
Cash and cash equivalents - beginning of period	94,760	162,283
Cash and cash equivalents - end of period	$126,200	$188,279

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$22	$724

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu